UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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OPTICAL CABLE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

February 26, 2021

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Optical Cable Corporation (the “Company” or “OCC®”), to be held on Tuesday, March 30, 2021, at 10:00 a.m. local time at Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia.

At the annual meeting of shareholders, you are being asked to do the following:

(1)	elect the Company’s board of directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders;

(2)	ratify the appointment of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm for the Company for fiscal year 2021; and

(3)	approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

We also will be pleased to report on the affairs of the Company.

 Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend. Your prompt response would be greatly appreciated.

Sincerely,

Neil D. Wilkin, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting, please make sure to vote. You may vote by one of the following methods: (1) completing, signing and returning promptly the enclosed proxy in the envelope provided; (2) going online to http://www.proxyvote.com, as appropriate, and following the online instructions or (3) in person if you so desire even if you have previously sent in your proxy or voted online. Please note that the method by which you vote last will be the vote the Company counts.

OPTICAL CABLE CORPORATION

Notice of Annual Meeting of Shareholders

March 30, 2021

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Optical Cable Corporation, a Virginia corporation (the “Company” or “OCC®”), is scheduled to be held on Tuesday, March 30, 2021 at 10:00 a.m. local time at Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia for the following purposes:

1.

to elect six directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm for the Company for fiscal year 2021;

3.	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers; and

4.	to transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on January 29, 2021, are entitled to notice of and to vote at the annual meeting and any adjournment thereof. All shareholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, you are urged to vote by completing, signing and dating the enclosed form of proxy and returning it promptly in the envelope provided or by voting online. Shareholders attending the meeting may revoke their proxy and vote in person.

FOR THE BOARD OF DIRECTORS

Tracy G. Smith
Corporate Secretary

Roanoke, Virginia

February 26, 2021

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Shareholders Meeting		Meeting Agenda
Date	March 30, 2021

●    Election of 6 directors

●    Ratification of Brown, Edwards & Company, L.L.P. as our independent registered public accounting firm for fiscal year 2021

●    Advisory vote on executive compensation

●    Transact other business that may properly come before the meeting

Time	10:00 a.m. Eastern Time
Place	Optical Cable Corporation 5290 Concourse Drive Roanoke, Virginia 24019
Record date	January 29, 2021
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Item		Board recommendation	Reasons for recommendation	More information
1.	Election of 6 directors	FOR

The Board and the Nominating and Corporate Governance Committee believe that the 6 Board candidates possess the skills and variety of experience to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.

Page 5
2.	Ratification of the selection of Brown, Edwards & Company, L.L.P. as the Company's independent registered public accounting firm for fiscal year 2021	FOR

Based on the Audit Committee’s assessment of Brown, Edwards & Company, L.L.P.'s qualifications and performance, the Audit Committee believes that Brown, Edwards & Company, L.L.P.’s retention for fiscal year 2021 is in the best interests of the Company.

3.	Advisory vote on executive compensation	FOR	The Company's executive compensation programs demonstrate the Company's pay for performance philosophy.	Page 11

Company Management Profile

See Page 5 – “Election of Directors” and Page 14 – “Executive Officers” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a plurality of votes cast.

Name		Director	Board	Committee memberships			Up for re- election at current Annual
Occupation	Age	Since	Independent	AC	CC	NCGC	Meeting
Neil D. Wilkin, Jr.	57	2001	No				Yes
Chairman of the Board,
President and CEO, Optical Cable Corporation
Randall H. Frazier	69	1996	Yes				Yes
President,
River Acceptance, LLC
John M. Holland	75	1996	Yes				Yes
Principal and Founder,
Holland Technical Services & President, Equine Welfare Alliance
John A. Nygren	72	2016	Yes				Yes
Retired, former President and CEO, ChemTreat, Inc.
Craig H. Weber	61	2002	Yes				Yes
Retired, former CEO and President, Home Care
Delivered, Inc.
John B. Williamson, III	66	2004	Yes				Yes
Chairman of the Board,
RGC Resources, Inc.
AC	Audit Committee	Chair
CC	Compensation Committee	Member
NCGC	Nominating and Corporate Governance Committee	Financial Expert

OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MARCH 30, 2021

Proxy Solicitation

This proxy statement is furnished to the holders of Optical Cable Corporation, a Virginia corporation (the “Company” or “OCC®”), common stock, no par value (“Common Shares”), in connection with the solicitation by the Board of Directors of the Company (sometimes referred to herein as the “Board” or the “Board of Directors”) of proxies for use at the annual meeting of shareholders to be held on Tuesday, March 30, 2021, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will properly come before the annual meeting.

Proxies for use at the annual meeting are being solicited by and on behalf of the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about February 26, 2021 to all shareholders entitled to vote at the annual meeting. Proxies will be solicited chiefly by mail, but are also available on the Company’s website at www.occfiber.com/investor-relations/ under “Proxy Materials”. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their reasonable out-of-pocket expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the annual meeting, solicitations may be made by mail or by telephone, facsimile, e-mail, or personal interviews by Directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. All expenses incurred in connection with this solicitation will be borne by the Company. The Company’s 2020 Annual Report and the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, are not proxy soliciting materials.

Revocability and Voting of Proxy

A shareholder may revoke the authority granted by his or her execution of a proxy at any time before the effective exercise of such proxy by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting. The Company’s Common Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the shares represented thereby will be voted as follows:

FOR the six directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

FOR the ratification of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm for the Company;

FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and

in accordance with the best judgment of the Board of Directors on any other matters which may properly come before the annual meeting.

Record Date, Voting Procedures, Quorum, Abstentions, and Broker Voting

Only shareholders of record at the close of business on January 29, 2021 (the “record date”) are entitled to notice of and to vote at the annual meeting. As of the record date, 7,536,116 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on all matters that may properly come before the annual meeting.

A majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of the annual meeting. Once a Common Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is set for the adjournment. Abstentions will be counted in determining the existence of a quorum, but Common Shares held by a broker, as nominee, and not voted on any matter will not be counted for such purpose.

Voting Matter	Voting Standard
Election of six directors.

Plurality, which means the six persons receiving the most votes cast are elected. Broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. Brokers may vote their shares in favor of directors ONLY so long as they have voting instructions from the beneficial owners of the shares.

Ratification of the appointment of Brown, Edwards & Company, L.L.P. as our independent registered public accounting firm for the 2021 fiscal year.

Majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at this annual meeting. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal even if they have NOT received instructions (ratification of the appointment of the independent auditor is considered a “routine” matter for which a broker may exercise discretionary voting power). Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers.

Majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at this annual meeting. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal ONLY if they have voting instructions from the beneficial owners. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

Votes at the annual meeting will be tabulated by “Inspectors of Election” appointed by the Company.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board, currently comprised of six members, has nominated six persons for election as Directors. Unless otherwise specified, the proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each person named below is now a Director of the Company. In the event any of the nominees are unable to serve as a Director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur as a result of a nominee being unable to serve.

The names of the nominees and certain other information about the nominees are set forth below:

Nominee	Age	Director Since	Office Held with Company

Neil D. Wilkin, Jr.	57	2001	Chairman of the Board of Directors, President and Chief Executive Officer

Randall H. Frazier	69	1996	Director

John M. Holland	75	1996	Director

John A. Nygren	72	2016	Director

Craig H. Weber	61	2002	Director

John B. Williamson, III	66	2004	Director

Mr. Wilkin is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. He was named Chairman of the Board and Chief Executive Officer in September 2003, in addition to his previously held positions as President and as a member of the Board of Directors. Mr. Wilkin first became a Director and was named Chief Financial Officer and Senior Vice President of the Company in September 2001. In December 2001, Mr. Wilkin became Acting-President in addition to his role as Chief Financial Officer, and on April 11, 2002 he was named President by the Board of Directors. Prior to joining the Company, Mr. Wilkin served as Chief Financial Officer of a nationally licensed, internet-based real estate brokerage company. Prior to that, Mr. Wilkin practiced law concentrating on mergers and acquisitions, corporate finance, and general corporate matters. He worked at two law firms: McGuireWoods LLP in Richmond, Virginia and Kirkland & Ellis in Washington, D.C. Mr. Wilkin practiced with Coopers & Lybrand (a predecessor to PricewaterhouseCoopers) as a CPA before returning to graduate business school and law school. Mr. Wilkin serves on the board of directors and as chair of the finance committee of Carilion Clinic, a not-for-profit health care organization based in Roanoke, Virginia. Mr. Wilkin earned his MBA from the Darden School at the University of Virginia, is a graduate of the University of Virginia School of Law, and received his undergraduate degree from the McIntire School of Commerce at the University of Virginia.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Wilkin’s experience leading the Company since December 2001, his industry specific knowledge and experience, and his business, entrepreneurial, financial and legal background, as well as his experience with public reporting companies, as essential and important qualities beneficial to the Board.

Mr. Frazier was elected a Director of the Company in 1996. Mr. Frazier is currently President of River Acceptance, LLC. The primary business of River Acceptance, LLC is to provide leading edge recycling solutions for used and obsolete electronic devices. Mr. Frazier has been self-employed in various chemical and engineering businesses throughout the years and was previously a senior chemist with E. I. du Pont de Nemours and Company (“DuPont”). Mr. Frazier earned a bachelor’s degree in chemistry from Virginia Military Institute.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Frazier’s experience serving the Company’s Board since April 1996 and his broad business and entrepreneurial background, as well as his manufacturing experience, as essential and important qualities beneficial to the Board.

Mr. Holland was elected a Director of the Company in 1996. Mr. Holland is a Principal and Founder of Holland Technical Services, a software and automation consulting firm specializing in the manufacturing industry that he founded in 2002. Mr. Holland is also the President of the Equine Welfare Alliance, a non-profit umbrella organization with approximately 300 member organizations. Mr. Holland was President of Cybermotion, Inc., a company he co-founded in 1984. Mr. Holland’s previous experience includes being employed by the Electro-Optics Product Division of ITT where he was responsible for the design of the earliest fiber optic systems and the development of automated manufacturing systems for optical fiber. Mr. Holland holds numerous patents in fiber optics and robotics and is the author of three books including Designing Autonomous Mobile Robots – Inside the Mind of an Intelligent Machine.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Holland’s experience serving the Company’s Board since April 1996, his fiber optic systems background and his expertise with automated manufacturing systems like those used by the Company, as essential and important qualities beneficial to the Board.

Mr. Nygren was President and CEO of ChemTreat, Inc. from 2000 until his retirement in 2010, first becoming President in 1990. During Mr. Nygren’s leadership and tenure, ChemTreat grew dramatically, culminating with the sale of ChemTreat to Danaher Corporation in 2007 for $436 million. Mr. Nygren joined ChemTreat in 1976 as Manager of Technical Services and was the chief architect of ChemTreat’s core technologies. Mr. Nygren served as Technical Director and Vice President of Technology, prior to being named ChemTreat’s President in 1990. Prior to joining ChemTreat, Mr. Nygren served as Technical Service manager at Hercules Inc. from 1973 to 1976, and Research and Development Group Leader at Drew Chemical Corporation from 1971 to 1973. He is author of numerous papers in the water treatment discipline and holder of several patents. He served on the external advisory board for the School of Chemical Engineering and Life Sciences at Virginia Commonwealth University. His professional affiliations include the American Institute of Chemical Engineers and the National Association of Corrosion Engineers. Mr. Nygren earned his bachelor of science degree in chemical engineering from Cornell University.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Nygren’s experience serving the Company’s Board since March 2016, his business, sales, manufacturing and technical experience and background, as well as his leadership in growing a middle-market manufacturing company, as essential and important qualities beneficial to the Board.

Mr. Weber was elected a Director of the Company in 2002. From January 2014 until his retirement in September 2019, Mr. Weber was Chief Executive Officer and President of Home Care Delivered, Inc., a medical supply company serving patients cared for at home throughout the United States. Mr. Weber continues to serve on the Board of Directors of Home Care Delivered, Inc., and was Chairman of its Audit, Compensation and Independent Committees from 2012 to December 2013, and Chief Financial Officer and Executive VP/Corporate Development from 2008 to 2010. Mr. Weber’s previous business experience includes Chief Executive Officer of a business and technology consulting company, President of a document imaging technology company, Chief Operating Officer of a nationally licensed real estate brokerage company, and VP-Business Development and chief legal, human resources and administrative officer for a national distributor of pharmaceuticals and other products. Earlier in his career, Mr. Weber practiced corporate law for 12 years as a partner at McGuireWoods and as an associate at Sullivan & Cromwell where he specialized in corporate finance, mergers & acquisitions, banking and general corporate matters. Mr. Weber earned his MBA from the College of William and Mary, his law degree from the University of Virginia, and his undergraduate degree from Cornell University.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Weber’s experience serving the Company’s Board since February 2002, and his business, entrepreneurial, financial and legal background, as well as his experience with public reporting companies, as essential and important qualities beneficial to the Board.

Mr. Williamson was elected a Director of the Company in 2004. Mr. Williamson is Chairman of the Board of RGC Resources, Inc. (Nasdaq GM: RGCO) located in Roanoke, Virginia. RGC Resources provides natural gas sales and related services in western Virginia. Mr. Williamson joined the predecessor to RGC Resources in 1992 and has served in a number of leadership capacities with that company, including Vice President of Rates and Finance, before becoming Chief Executive Officer and President in 1998, and later being named Chairman. Mr. Williamson held the positions of President and Chief Executive Officer through February 3, 2014. Mr. Williamson serves on the board of directors of Corning Natural Gas Holdings (OTCBB: CNIG.OB), Valley Management, Inc., Lawrence Transportation, Bank of Botetourt (OTCQB: BORT), and H.L. Lawson & Sons, Inc. Mr. Williamson earned his MBA from the College of William and Mary and received his undergraduate degree from Virginia Commonwealth University.

In determining nominations to the Board of Directors, the Nominating Committee considered Mr. Williamson’s experience serving the Company’s Board since July 2004, and his broad business and financial background, as well as his experience with public reporting companies, as essential and important qualities beneficial to the Board.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to each of the Company’s directors, officers and employees. A copy of the Code of Business Conduct and Ethics can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The Code of Business Conduct and Ethics sets forth the Company’s policies and expectations on a number of topics, including: Compliance with Laws, Rules and Regulations; Conflicts of Interest; Insider Trading; Corporate Opportunities; Competition and Fair Dealing; Discrimination and Harassment; Social Responsibility and Human Rights; Health and Safety; Record-Keeping; Confidentiality; Protection and Proper Use of Company Assets; Prohibition Against Payments to Government Personnel; Waivers of the Code of Business Conduct and Ethics; Amendments; Reporting any Illegal or Unethical Behavior; and Compliance Procedures.

The Board of Directors of the Company reviews the Code of Business Conduct and Ethics on an as needed basis, and changes or amends the Code of Business Conduct and Ethics as appropriate.

The Company has a Code of Ethics for Chief Executive Officer and Senior Financial Officers which applies to the President and Chief Executive Officer, the Chief Financial Officer, Vice President of Finance, Corporate Controller and the Director of Taxation. The Code of Ethics for Chief Executive Officer and Senior Financial Officers, as amended, can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. Under the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Chief Executive Officer and senior financial officers have agreed to abide by principles governing their professional and ethical conduct.

The Board of Directors of the Company reviews the Code of Ethics for Chief Executive Officer and Senior Financial Officers on an as needed basis, and changes or amends the Code of Ethics for Chief Executive Officer and Senior Financial Officers as appropriate.

Equity Ownership and Retention Policy for Non-employee Directors

The Company has an Equity Ownership and Retention Policy for Non-Employee Directors. The policy is applicable to all non-employee members of the Company’s Board. This policy requires each non-employee member of the Board to accumulate over a set period and retain a minimum value of the Company’s Common Shares and also to retain minimum percentages of the Company’s Common Shares awarded to them under any equity compensation plan of the Company. The intention of this policy is to ensure non-employee members of the Board have wealth at risk in the Company’s Common Shares, further aligning the interests of the Board with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Non-Employee Directors can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”.

Meetings of the Board of Directors and Committees

The Board of Directors held a total of ten meetings during the Company’s fiscal year ended October 31, 2020. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which each Director served or, in the event that membership was for a partial year, at least 75% of the meetings occurring during the period of membership. It is the policy of the Company that every Director attend annual meetings of shareholders. All of the Directors of the Company attended the last annual meeting of shareholders.

The Board of Directors has determined that each of Messrs. Frazier, Holland, Nygren, Weber and Williamson qualify as independent directors. The Board considers the listing standards and rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the U.S. Securities and Exchange Commission (“SEC”) in determining Board of Director independence.

Shareholders may send communications to the Board of Directors by mailing such communications addressed to Board of Directors (or addressed to a specific individual director), c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee is comprised of Messrs. Nygren, Weber and Williamson. Messrs. Nygren, Weber and Williamson are all considered independent for purposes of service on the Board of Directors and the Audit Committee. The Company considers the corporate governance guidelines of Nasdaq and the SEC when determining independence. Each of Messrs. Nygren, Weber and Williamson are financially sophisticated. Mr. Williamson qualifies as an Audit Committee Financial Expert, as such term is defined under Item 407(d) of Regulation S-K, and has been designated the Audit Committee Financial Expert. He is also the Audit Committee Chairman. Mr. Weber also qualifies as an Audit Committee Financial Expert, as such term is defined by Item 470(d)(5) of Regulation S-K, and is designated as a second Audit Committee Financial Expert. The Audit Committee met five times during the fiscal year.

The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The charter provides the Audit Committee with governance authority over the Company’s financial statements and over compliance with legal and regulatory requirements pertaining to financial statements, accounting and financial reporting processes and external audits. The charter can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The Audit Committee: selects the independent registered public accounting firm of the Company; pre-approves the audit and permitted non-audit services provided by the Company’s independent registered public accounting firm; discusses and reviews the scope and the fees of the prospective annual audit; reviews the audit plan and the results of the annual audit with the Company’s independent registered public accounting firm; reviews compliance with existing major financial policies of the Company; reviews the adequacy of the financial organization of the Company; reviews management’s procedures and policies relative to the adequacy of the Company’s internal control over financial reporting, and compliance with federal and state laws relating to accounting practices; and is notified of material proposed transactions, if any, with related parties. The Audit Committee meets no less frequently than quarterly.

The Compensation Committee is comprised of Messrs. Frazier, Nygren, Weber and Williamson. All of the members of the Compensation Committee are considered independent under the Board independence standard, which is the same standard for Compensation Committee independence. The Company adheres to the corporate governance guidelines of Nasdaq and the SEC when determining independence. The Compensation Committee met two times during the fiscal year. The Compensation Committee and Board of Directors, as appropriate, administer the Optical Cable Corporation 2017 Stock Incentive Plan (the “2017 Plan”) as amended together with other predecessor and successor plans (collectively, the “stock incentive plans”). Since December 2001, the Compensation Committee has consisted of only non-employee Directors. Mr. Weber is the Compensation Committee Chairman.

The Compensation Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The Compensation Committee: reviews and approves all compensation for the President and Chief Executive Officer (the “CEO”) on an annual basis; establishes the individual goals for the CEO to be used for determining incentive compensation for the CEO on an annual basis; reviews and approves all compensation for other executive officers of the Company on an annual basis; reviews recommendations made by the CEO with respect to compensation for other senior officers other than the CEO and other executive officers on an annual basis; reviews and approves the CEO’s employment agreement and also employment agreements for other executive officers; reviews recommendations made by the CEO with respect to, and approves and administers, the criteria used for determining annual management incentive bonus compensation, if any, for senior officers of the Company (other than the CEO and other executive officers); administers the Company’s stock incentive plans on behalf of the Board of Directors, including the approval of equity grants made pursuant to such plans; carries out related responsibilities required by the rules of Nasdaq and the SEC, as applicable, including reviewing the description of the Committee’s processes and procedures for the consideration and determination of executive compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC; oversees, in consultation with management, compliance with tax, accounting and regulatory requirements with respect to the Company’s overall executive compensation program; makes recommendations to the Board regarding matters related to any shareholder advisory vote on executive compensation (say-on-pay); retains or obtains the advice of one or more compensation consultants, legal counsel or other advisors; and assesses and determines the independence of compensation consultants, legal counsel and other advisors.

The Nominating and Corporate Governance Committee is comprised of Messrs. Frazier, Holland and Nygren. All of the members of the Nominating and Corporate Governance Committee are considered independent under the Board independence standard, which is the same standard for Nominating and Corporate Governance Committee independence. The Company adheres to the corporate governance guidelines of Nasdaq and the SEC when determining independence. The Nominating and Corporate Governance Committee met one time during the fiscal year. Mr. Frazier is the Nominating and Corporate Governance Committee Chairman.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The Nominating and Corporate Governance Committee: reviews the qualifications of candidates to serve on the Board of Directors and for each election of Directors recommends nominees for consideration by the full Board of Directors; reviews and makes recommendations to the Board of Directors on matters of Director independence and corporate governance of the Board; and has such other duties as may be requested by the Board or the Chairman of the Board of Directors. The Nominating and Corporate Governance Committee considers diversity in identifying nominees for directors. In defining “diversity”, the Nominating and Corporate Governance Committee considers an individual’s background, reputation, professional experience, education and skill, civic involvement, race, gender and/or national origin. The Company does not have a written policy with regard to the consideration of diversity in identifying director nominees.

Board Leadership Structure and Lead Director

Our Board leadership structure is currently composed of a combined Chairman of the Board of Directors and Chief Executive Officer, an independent Audit Committee Chairman, an independent Compensation Committee Chairman, and an independent Nominating and Corporate Governance Chairman.

Mr. Wilkin is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. He was named Chairman of the Board and Chief Executive Officer in September 2003, in addition to his previously held positions as President and a member of the Board of Directors.

After careful consideration, our Board of Directors has determined that at this time it is appropriate for the Chairman and the CEO to be the same individual. The Board of Directors has also determined, for the reasons set forth herein, that a lead independent director is not necessary and has not appointed one at this time. In making these determinations, the Board of Directors considered the relative size of the Company, the size of the Board of Directors and the fact that all remaining members of the Board of Directors are independent Directors. The Board believes that having a combined role, considering the Company’s size, enhances the ability to provide insight and direction on important strategic initiatives to both management and the Board, and to ensure that they act with a common purpose. The Company also believes that its overall corporate governance policies and practices adequately address any governance concerns raised by the dual CEO and Chairman role. Separating the roles would potentially result in less effective management and governance processes through undesirable duplication of work and, in worst case, lead to a blurring of the current clear lines of responsibility.

The Board of Director’s Role in Risk Oversight

Our Board of Directors has primary responsibility for overall risk oversight. The Board and the Company’s management each have distinct roles in the identification, assessment, oversight and management of potential risks that could affect the Company’s ability to achieve its strategic and financial objectives. Our corporate governance policies provide that the Board shall assess major risk factors relating to the Company and its performance, and review measures to mitigate and address such risks. To facilitate effective oversight, the various committees of the Board meet periodically and report to the full Board regarding potential risks to the Company, as well as the Company’s strategy for managing those risks to an appropriate level. However, while each of the committees contributes to the risk management oversight function by assisting the Board in the manner described, the Board itself remains responsible for the oversight of the Company’s overall risk management program. We believe that this structure ensures that our Board is fully aware of, and appropriately oversees, the Company’s significant risks.

The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through independent Board committees, and majority independent Board composition, with an experienced Chairman and Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The independent committee chairs and other directors also are experienced professionals or executives who can and regularly do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the independent Board members and the Chairman and Chief Executive Officer, which enhances risk oversight.

The Board of Directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs or committee meeting minutes available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. Periodically, the Board conducts a review of our long-term strategic plans and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, legal counsel updates the Board on material legal and regulatory matters as requested by the Board. On a regular basis between Board meetings, our Chairman and Chief Executive Officer reports to the Board on the critical issues faced and recent developments as deemed necessary. These reports may include a discussion of business risks and/or a discussion regarding enterprise risk.

The Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The Audit Committee meets regularly in separate executive session with the independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE PROXY.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

The Audit Committee has selected, subject to ratification by the shareholders, the firm of Brown, Edwards & Company, L.L.P. as the Company’s independent registered public accounting firm for fiscal year 2021. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment. In the event the shareholders do not ratify the selection of Brown, Edwards & Company, L.L.P., the selection of another independent registered public accounting firm will be considered by the Audit Committee.

A representative of Brown, Edwards & Company, L.L.P. is expected to attend the annual meeting of shareholders. The representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL NO. 3
NON-BINDING SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. See Executive Compensation below for additional information related to the compensation of the Company’s named executive officers.

We believe that our executive compensation is competitive within our industry, consistent with executive compensation of companies similarly sized and with similar complexities, and strongly aligned with the long-term interests of our shareholders. Our executive compensation has been designed to promote a performance-based culture and ensure long-term value creation by aligning the interests of our executive officers with those of our shareholders by linking a substantial portion of their compensation to the Company’s performance. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

As an advisory vote, this proposal is not binding upon the Company or our Board of Directors. However, our Board of Directors and Compensation Committee value the opinions expressed by shareholders in their vote on this proposal. Consequently, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions for our executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

BENEFICIAL OWNERSHIP OF SECURITIES

Except as noted below, the following table sets forth information as of January 29, 2021, regarding the beneficial ownership of the Company’s Common Shares of (i) each person made known to the Company through public filings made with the SEC to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act of more than 5% of the outstanding Common Shares, (ii) each director and nominee of the Company, (iii) each current executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation”) and (iv) all executive officers and Directors and nominees of the Company as a group. Others may be included in the table below as deemed appropriate. Unless otherwise indicated, the address of each named beneficial owner is c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed. In computing the number and percentage of shares beneficially owned by each person, the Company has included any shares of common stock that could be acquired within 60 days of January 29, 2021.

Name and Address	No. of Shares		Percent of Class
Neil D. Wilkin, Jr.	938,599	(1)	12.5%
Tracy G. Smith	295,557	(2)	3.9%
Randall H. Frazier	70,247	(3)	*
John M. Holland	116,528	(4)	1.5%
John A. Nygren	56,808	(5)	*
Craig H. Weber	189,228	(6)	2.5%
John B. Williamson, III	158,108	(7)	2.1%
Dimensional Fund Advisors LP	429,093	(8)	5.7%
R. Ted Weschler	768,500	(9)	10.2%
David R. Goode	123,651	(10)	1.6%
All Directors and executive officers as a group (7 persons)	1,825,075		24.2%

*	Less than 1%

(1)

Includes 27,569 shares of restricted stock still subject to vesting as of January 29, 2021. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Mr. Wilkin’s holdings include 22,595 Common Shares indirectly purchased by Mr. Wilkin at various times in open-market and private transactions by Wilkin Capital Fund I, LLC, which is owned by an individual retirement account for the benefit of Mr. Wilkin. Mr. Wilkin owns 67,229 Common Shares jointly with his wife, who shares voting and investment power as to those shares. Mr. Wilkin disclaims beneficial ownership of 1,060 shares held by his children and which are excluded from the number of shares set forth in the table above. In October 2007, and in connection with the exercise of certain warrants to purchase shares of OCC, and separately in June 2016, Mr. Wilkin entered into loan agreements (as later amended and refinanced) and currently has 250,000 shares pledged as security for these loans, for which the current total principal balance is approximately $191,200. In addition to the purchase price paid for shares directly or indirectly purchased by him, as of January 29, 2021, Mr. Wilkin has paid approximately $926,000 in total to OCC or taxing authorities since fiscal year 2003 to retain vesting restricted shares of OCC, rather than exercising an option to “net vest” by surrendering shares (in lieu of paying cash) to satisfy required tax withholding amounts. These withholding tax amounts are based on the required federal income tax withholding rate at the time (typically 22% to 25%) and do not include additional federal income taxes actually paid on such vesting shares.

(2)

Includes 11,884 shares of restricted stock still subject to vesting as of January 29, 2021. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Ms. Smith owns 4,125 Common Shares jointly with her husband, who shares voting and investment power as to those shares. Of the 4,125 Common Shares she owns jointly with her husband, 2,500 were acquired upon exercise of warrants (warrants purchased by Ms. Smith from third parties in arm’s length transactions).

(3)	Includes 11,776 Common Shares still subject to vesting as of January 29, 2021. Mr. Frazier has pledged 49,150 of his Common Shares as security for a loan.

(4)	Includes 11,776 Common Shares still subject to vesting as of January 29, 2021.

(5)

Includes 11,776 Common Shares still subject to vesting as of January 29, 2021. The Common Shares owned by Mr. Nygren include 10,888 Common Shares purchased in open-market transactions at various times. All of Mr. Nygren’s shares are held jointly with his wife, who shares voting and investment power as to those shares.

(6)

Includes 11,776 Common Shares still subject to vesting as of January 29, 2021. Mr. Weber’s holdings include 57,625 Common Shares which he purchased in open-market transactions at various times and 7,500 Common Shares which he acquired upon exercise of warrants (warrants purchased by Mr. Weber from third parties in arm’s length transactions).

(7)

Includes 11,776 Common Shares still subject to vesting as of January 29, 2021. Mr. Williamson owns 34,005 Common Shares jointly with his wife, who shares voting and investment power as to those shares. Of these 34,005 Common Shares, Mr. Williamson acquired 5,000 upon exercise of warrants (warrants purchased by Mr. Williamson in a private transaction), and Mr. Williamson purchased 26,943 in open-market transactions at various times.

(8)

Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Common Share ownership information reflected in the table is as of December 31, 2020 and is based on the Form SC 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 16, 2021.

(9)

R. Ted Weschler’s address is 404B East Main Street, Charlottesville, Virginia 22902. Common Share ownership information reflected in the table is as of December 31, 2018 and is based on the Form SC 13G/A filed by R. Ted Weschler with the SEC on February 14, 2019, which was 9.99% of the Company’s outstanding Common Shares as of December 31, 2018. A subsequent reduction in the number of the Company’s total outstanding Common Shares caused Mr. Weschler’s ownership percentage to increase after December 31, 2018. The Company is not aware of any Common Shares subsequently acquired by Mr. Weschler.

(10)

David R. Goode is a strategic financial investor. Mr. Goode’s address is 150 Main Street, Suite 1700, Norfolk, Virginia 23510. Common Share ownership information in the table is as of February 12, 2021, based on Company inquiry.

As of January 29, 2021, employees of the Company and members of the Board of Directors owned approximately 34.2% of the shares issued and outstanding, including shares still subject to potential forfeiture based on vesting requirements.

EXECUTIVE OFFICERS

The current executive officers of the Company are: Neil D. Wilkin, Jr., Chairman of the Board, President and Chief Executive Officer and Tracy G. Smith, Senior Vice President and Chief Financial Officer. Please see the “Election of Directors” section of this proxy statement for certain information concerning Mr. Wilkin.

Tracy G. Smith, age 53, became the Senior Vice President and Chief Financial Officer on July 9, 2008. Prior to becoming Senior Vice President and Chief Financial Officer, Ms. Smith served as the Company’s Vice President and Chief Financial Officer from September 16, 2003 through July 8, 2008. Prior to becoming Vice President and Chief Financial Officer, Ms. Smith served as the Company’s Controller from May 1, 2002 through September 15, 2003. Ms. Smith was named Corporate Secretary of the Company effective June 22, 2004. Prior to joining the Company, Ms. Smith was the Corporate Controller for RBX Corporation. Ms. Smith is a CPA and has over 12 years of experience in public accounting with KPMG LLP. Ms. Smith left KPMG LLP in December of 2001. Ms. Smith holds a bachelor of science degree in business with a major in accounting from Virginia Polytechnic Institute and State University.

There are no family relationships among the directors or executive officers of the Company.

DIRECTOR COMPENSATION

Overview

The Company seeks to recruit and retain qualified non-employee Board members that are able to positively contribute to the success of the Company for the benefit of the Company’s various stakeholders, the most important of which are its shareholders, but also includes the Company’s customers, its employees, and the communities in which the Company operates.

Non-employee directors of the Company receive cash and share-based compensation for their service to OCC. Share-based compensation is granted under the Company’s 2017 Plan, and previously under predecessor plans.

The Compensation Committee of the Board of Directors recommends annual compensation for non-employee Board members, administers the 2017 Plan and successor stock incentive plans, and administered other predecessor stock incentive plans. The Board approves compensation for non-employee Board members, typically each year after the annual meeting of shareholders, including stock award grants to non-employee directors.

Share-based compensation is an important part of non-employee Board member compensation, since it aligns the financial interests of the members of the Board with the shareholders.

The 2017 Plan permits various methods of providing share-based compensation to non-employee directors. The Compensation Committee and the Board prefer that share-based compensation for non-employee directors be in the form of stock awards. The Compensation Committee and the Board believe that the use of stock awards, rather than stock options (by way of example), tends to be less dilutive to shareholders and also may tend to result in a lower expense to the Company under current U.S. generally accepted accounting principles. Stock award grants require the non-employee directors to pay cash taxes on non-cash taxable income unlike stock options (by way of example), which also demonstrates a financial commitment by the non-employee directors.

The Compensation Committee engages a compensation consultant to assist in establishing appropriate compensation levels for non-employee directors. Typically, such a compensation consultant is engaged approximately annually.

Methodology of Determining Non-Employee Director Compensation

The Compensation Committee engages an outside compensation consultant with a nationally recognized firm to make recommendations regarding appropriate compensation levels for non-employee directors—typically annually and most recently for fiscal year 2019.

Prior to any engagement of the compensation consultant, the Compensation Committee and the Company determined that no conflict of interest existed between the Company and its employees and the compensation consultant and its employees. The outside consultant engaged by the Compensation Committee in fiscal year 2019 is also engaged by the Company to assist with benefits administration related to the Company’s 401(k) Plan and with the annual Directors and Officers Insurance renewal.

For fiscal year 2019, the compensation consultant created a revenue-based peer group by considering similar-sized public companies, as well as considering industry and company type (i.e., manufacturing and/or technology companies), which was reviewed and approved by the Compensation Committee. In addition to revenue, other financial factors are considered in evaluating the appropriateness of the peer group including EBITDA, net income, market capitalization, and return on equity.

The peer group contained 15 public companies in addition to OCC. The peer group used by the compensation consultant for recommendations regarding non-employee director compensation is the same peer group used by the compensation consultant for recommendations regarding executive compensation. The compensation consultant provided data regarding ranges of retainers for members of the Board and the committees, retainers for committee chairman, meeting fees, and share-based compensation.

The compensation consultant also provided data to the Compensation Committee regarding an additional peer group (with 8 public companies in addition to OCC) for purposes of evaluating the appropriateness of the peer group selected for use for fiscal year 2019 and the recommendations made by the compensation consultant.

Generally, the Compensation Committee targets non-employee Board member compensation at or about the 25th percentile of the revenue-based peer group recommended by the compensation consultant.

For fiscal year 2020, given the financial impact of the COVID-19 pandemic on the Company, the Compensation Committee assembled an updated analysis of non-employee director compensation using the peer groups provided by the compensation consultant for fiscal year 2019.  The Compensation Committee members desired to assist the Company in responding to the financial impact of COVID-19 by recommending a temporary reduction in non-employee director cash compensation.  Accordingly, the Compensation Committee examined the most recent proxy statements, press releases and other public disclosures made by the peer group companies to inform themselves as to how peer group company Boards were responding to the crisis in regards to non-employee director compensation.

Using this approach, the Compensation Committee decided on recommended non-employee director compensation for fiscal year 2020. The Compensation Committee approved and recommended to the Board for consideration and approval, the dollar amount of the following for non-employee Board members:

●

Annual cash retainer for Board membership, Audit Committee membership, Compensation Committee membership, and Nominating and Corporate Governance Committee membership. The annual cash retainer, to be paid quarterly, includes compensation for attendance at Board meetings, Audit Committee meetings, Compensation Committee meetings, and Nominating and Corporate Governance Committee meetings.

●	Annual cash retainer for the chairman of the Audit Committee, the chairman of the Compensation Committee, and the chairman of the Nominating and Corporate Governance Committee, to be paid quarterly.

●	Dollar value of annual share-based compensation for Board membership.

Generally, non-employee director compensation approved for the 2020-2021 Board Year, included (i) a 20% reduction for all of the first three (3) quarterly payments of all annual cash retainers to be paid, and (ii) the same dollar value of annual share-based compensation as the prior year.

The Board of Directors approved the Compensation Committee’s recommendations at the Board meeting on May 14, 2020, at which point the non-director compensation was effective until the next annual meeting of shareholders.

Share-based compensation to non-employee directors is issued in accordance with the Optical Cable Corporation Amended and Restated Policy for the Timing of Equity Compensation Grants Under Stock Incentive Plans, adopted by the Compensation Committee and approved by the Board on March 29, 2016 (the “Timing Policy”). Generally, the Timing Policy anticipates annual equity grants for non-employee directors to occur on or about the first business day of April.

The actual number of Common Shares issued to a non-employee Board member is calculated by using the average closing price per share during the 20 trading dates immediately preceding the first business day after April 1, divided by the dollar value of the share-based compensation to be received by the Board member. During fiscal year 2020, the Company granted stock awards on May 14, 2020 under the 2017 Plan. Common Shares issued to non-employee directors as a portion of their retainer for service on the Board vest over a one-year period.

The Company has an Equity Ownership and Retention Policy for Non-Employee Directors. The policy is applicable to all non-employee members of the Company’s Board. The intention of this policy is to ensure non-employee members of the Board have wealth at risk in the Company’s Common Shares, further aligning the interests of the Board with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Non-Employee Directors can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”.

Compensation of Directors

Compensation for each non-employee director includes an annual cash retainer of $45,000 plus cash retainers of $3,500, $3,000 and $500 for Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board of Directors of the Company, respectively.  An additional cash retainer of $7,500, $5,000, and $2,500 is included for the Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively, for their service as chairmen.  Cash retainers are paid in quarterly installments.  However, the Directors voluntarily elected to reduce the first, second and third quarterly cash retainers for the 2020-2021 Board Year by twenty percent as described above.  Additionally, one Director voluntarily elected to forego receiving any of the quarterly cash retainers for the 2020-2021 Board Year; however, the retainers, at the reduced rates, have been accrued for this Director as of October 31, 2020.

Each director also received 11,776 Common Shares in May 2020 as part of their compensation for services during the 2020-2021 Board Year.

The annual cash retainer includes compensation for attendance at Board meetings, Audit Committee meetings, Compensation Committee meetings, and Nominating and Corporate Governance Committee meetings. The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

The Chairman, President and Chief Executive Officer did not receive any compensation for his services as Director, but does receive compensation as an employee of the Company. No other employees of the Company are members of the Board of Directors.

Non-Employee Director Compensation Table

The following table details the total compensation earned by the Company’s non-employee directors during the fiscal year ended October 31, 2020:

Name	Cash Retainers Earned (1)	Stock Awards ($) (2)	Total
Randall H. Frazier	$36,550	$28,733	$65,283
John M. Holland	32,608	28,733	61,341
John A. Nygren	37,267	28,733	66,000
Craig H. Weber	40,492	28,733	69,225
John B. Williamson, III	42,283	28,733	71,016

(1) Includes annual cash retainers for board and committee memberships and committee chairmanships, reduced by 20% for the first three quarterly installments as described above. Also includes quarterly cash retainer payments accrued but not paid to Mr. Williamson.

(2) Amounts represent the fair value on the grant date of May 14, 2020 determined in accordance with FASB ASC Topic 718. Number of Common Shares issued as compensation based on restricted stock grant of $30,000. Directors are responsible for paying income taxes on non-cash share-based compensation.

EXECUTIVE COMPENSATION

Overview

The Company seeks to recruit and retain qualified executives and employees that are able to positively contribute to the success of the Company for the benefit of the Company’s various stakeholders, the most important of which are its shareholders, but also including the Company’s customers, its employees, and the communities in which the Company operates.

OCC’s executive compensation program is intended to align the financial interests of OCC’s executives with the interests of our shareholders by rewarding short-term and long-term performance that meets or exceeds the goals and budgets established with the objective of increasing long-term shareholder value.

Consistent with our pay for performance philosophy, the total compensation received by our executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive compensation, and long-term share-based incentive compensation.

Share-based compensation is an important part of executive compensation, since it closely aligns the financial interests of the executives with the interests of our shareholders. Share-based compensation is granted under the 2017 Plan and was previously granted under other stock incentive plans. Share-based incentive compensation includes primarily long-term performance-based vesting grants and has only consisted of long-term performance-based vesting grants for executives and employees since fiscal year 2017.

The stock incentive plans permit various methods of providing share-based compensation to participants. The Compensation Committee prefers that share-based compensation for executives and other employees be in the form of restricted stock awards. The Compensation Committee believes that the use of restricted stock awards, rather than stock options (by way of example), tends to be less dilutive to shareholders and also may tend to result in a lower expense to the Company under current U.S. generally accepted accounting principles.

When restricted stock award grants vest, participants incur a cash income tax withholding liability on non-cash taxable income (unlike stock options, by way of example). A participant can either “net vest” by surrendering a portion of the vesting Common Shares to cover his or her tax withholding liability or pay the tax withholding liability in cash to retain all of the vesting Common Shares, with the latter demonstrating an additional financial commitment by the participant.

The Company is a “smaller reporting company” as defined by the SEC, and is therefore not required to provide, and does not purport to provide, all of the disclosures required for a “Compensation Discussion and Analysis” as set forth in rules promulgated by the SEC.

Compensation Philosophy and Strategy

Compensation Committee Role

The Compensation Committee of the Board of Directors reviews and approves all compensation for the President and Chief Executive Officer (the “CEO”) and other named executive officers (currently only the Senior Vice President and Chief Financial Officer (“CFO”)), including base salary, annual cash incentive compensation, and long-term share-based incentive compensation. The Compensation Committee administers the Company’s stock incentive plans and approves all employee equity compensation granted under the 2017 Plan and other predecessor stock incentive plans.

The Compensation Committee also reviews recommendations of the CEO regarding compensation of other members of the senior leadership team of the Company (other than the named executive officers, which are currently the CEO and the CFO), and has such other duties as set forth in the charter of the Compensation Committee, approved by the Board and which can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”.

The Compensation Committee engages a compensation consultant to assist in establishing appropriate compensation levels for executives. Typically, a compensation consultant is engaged approximately annually.

Compensation levels for executive officers are generally reviewed annually, but may be reviewed more often as deemed appropriate.

Compensation Philosophy

The Company’s Compensation Philosophy is used by the Compensation Committee in reviewing and approving executive compensation, and also applies to other members of the Company’s leadership team, as well as to other employees (where appropriate).

The Company’s Compensation Philosophy is as follows:

OCC’s Compensation Philosophy are ideals used in creating appropriate compensation and performance-based reward opportunities for the Company’s leadership team, as well as all other employees, and consists of the following five principles:

•

Provide Competitive Compensation. OCC believes that competitive compensation is an integral component of its overall business and human resource strategies.  OCC’s compensation plans are designed to be competitive and to promote the hiring and retention of highly qualified personnel necessary to execute OCC’s strategies and achieve its objectives.

•

Pay for Performance. OCC’s compensation plans are designed to recognize and reward employees for both individual and group contributions and results relative to short-term and long-term goals and objectives.

•

Focus on Long-Term Shareholder Value Creation. OCC believes that to build a truly great business, team members must focus on creating and executing strategies designed to create long-term shareholder value—in addition to achieving short-term performance. OCC’s compensation plans are designed to have a meaningful portion of compensation based on the creation and execution of strategies intended to generate long-term shareholder value.

•

Create Culture of Ownership. OCC believes that long-term share-based incentives, where appropriate, are an important component of compensation to retain key personnel and to directly align the financial interests of the team with the interests of shareholders. OCC’s compensation plans are designed to provide the opportunity for leadership team members to earn a meaningful ownership interest in OCC. OCC has adopted an Equity Ownership and Retention Policy for Employees, consistent with this philosophy (see the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”).

•

Create Fair Compensation Plans. The Company believes that it is important that the compensation plans are designed and administered in a consistent and fair manner to promote equal opportunities for all similarly situated employees.

Compensation Strategy

The Compensation Committee uses the Company’s Compensation Strategy to implement the Company’s five principles of OCC’s Compensation Philosophy when reviewing and approving executive compensation. OCC also uses the Compensation Strategy to implement the OCC Compensation Philosophy in connection with compensation decisions for other members of the Company’s leadership team, as well as to other employees (as appropriate).

The Company’s Compensation Strategy is as follows:

OCC’s Compensation Strategy is a guideline to be used to implement the five principles of OCC’s Compensation Philosophy.

•

OCC will periodically use third party consultants and available databases as appropriate to review general and industry-specific compensation ranges for various positions, and to review compensation practices and appropriate benefit offerings in order to provide appropriate and competitive compensation to OCC’s employees.

•

Generally, compensation for each position will be established within the range of compensation for similar positions in similarly situated companies. The Company’s organization size (in terms of revenue and other financial factors as appropriate), type of operation, and complexity will be taken into account, and therefore similarly situated companies include companies of similar size, type of operation, and complexity whether or not such companies are in OCC’s industry.

•

As a pay-for-performance company, OCC will consider individual performance, team performance, and the performance of the Company, as appropriate, when making any decisions regarding changes in compensation.

•

OCC will consider an individual’s scope of responsibilities, and his or her knowledge and experience (including industry specific knowledge and experience), to the extent such knowledge and experience contributes to OCC’s ability to achieve its business objectives, when making decisions regarding compensation.

•

OCC will provide appropriate annual short-term bonus opportunities for employees, so individual employees are rewarded for the positive individual and group contributions to OCC’s success for the benefit of the Company’s stakeholders, including shareholders.

•	Selective granting of share-based compensation to leadership team members and certain other employees aligning employees’ financial interests with the long-term interests of OCC’s shareholders.

•	Generally, long-term share-based compensation will contain primarily performance-based vesting to encourage long-term performance and employee retention.

•

Generally, OCC prefers that share-based compensation be in the form of restricted stock awards for employees. OCC believes restricted stock awards tend to be less dilutive to shareholders (compared to stock options, for example) and may tend to have less impact on the Company’s income statement under U.S. generally accepted accounting principles (compared to stock options, for example).

•

Generally, performance-based compensation (annual short-term and share-based long-term) will make up a larger percentage of total compensation for employees with a broader scope of responsibilities and/or the ability to significantly impact the financial and/or operational success of the Company.

•	Performance award opportunities will increase or decrease in unison with short- and long-term individual and corporate results.

•

OCC considers all elements of compensation (base salary, annual short-term performance incentives, long-term share-based incentives and benefits) in total when determining the appropriate level of compensation.

•	OCC considers the impact and fairness on OCC’s entry level and front-line employees when establishing pay ranges for such positions, and when establishing benefits for all employees.

•

OCC’s leadership team, working with OCC’s human resources team, is responsible for ensuring that OCC’s compensation and benefit plans are administered fairly and consistently, providing equal opportunities for employees.

Say on Pay Results and Considerations

The Company provides its shareholders the opportunity to cast an annual non-binding advisory vote on executive compensation (a “say-on-pay proposal”). The Company and the Company’s Compensation Committee consider the outcome of the Company’s say-on-pay proposal when making future compensation decisions for the executive officers of the Company.

In connection with the Company’s 2020 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s executive officers named in the Company’s proxy statement dated February 28, 2020 received 4,548,373 votes in favor, or 96.4% of votes cast (including abstentions and excluding broker non-votes). Although these votes are advisory (and therefore not binding on the Company), the Company and the Compensation Committee carefully review these results each year and consider them, along with other communications from shareholders relating to our compensation practices, in making future compensation decisions for executive officers of the Company.

Criteria for Compensation Levels

OCC has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, most importantly shareholders. OCC uses the five principles of OCC’s Compensation Philosophy and the guidelines set forth in OCC’s Compensation Strategy to accomplish this goal.

The Compensation Committee reviews and approves OCC’s Compensation Philosophy and Compensation Strategy set forth above.

The Compensation Committee uses the five principles of OCC’s Compensation Philosophy and the guidelines set forth in OCC’s Compensation Strategy, in establishing compensation levels for the Company’s named executive officers (the President and Chief Executive Officer, and the Senior Vice President and Chief Financial Officer), and when administering the Company’s stock incentive plans.

The Compensation Committee in establishing compensation levels for the CEO and the CFO, and the Company in establishing compensation levels for other members of the leadership team, considers many factors, including, but not limited to: (i) the individual’s abilities and performance that advance the Company’s annual and long-term goals, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team and other employees, (ii) performance in his or her areas of responsibility, such as design and development of strategies to create long-term shareholder value, sales and business development, product development, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, and strategic decision making, (iii) experience of the individual in his or her area of expertise, and (iv) competitiveness of compensation relative to the same or a similar position at similarly situated companies in terms of size and complexity, both inside and outside of the fiber optic and copper cabling and connectivity industries.

Compensation levels for executive officers and other members of the leadership team are generally reviewed annually, but may be reviewed anytime deemed appropriate.

Methodology of Determining Executive Compensation

The Compensation Committee engages an outside compensation consultant with a nationally recognized firm to compile and analyze data and to advise the Compensation Committee regarding appropriate compensation levels for the Company’s named executive officers, namely, the President and Chief Executive Officer, and the Senior Vice President and Chief Financial Officer—typically annually and most recently for fiscal year 2019.

Prior to any engagement of the compensation consultant, the Compensation Committee and the Company determined that no conflict of interest existed between the Company and its employees and the compensation consultant and its employees. The outside consultant engaged by the Compensation Committee in fiscal year 2019 is also engaged by the Company to assist with benefits administration related to the Company’s 401(k) Plan and with the annual Directors and Officers Insurance renewal.

For fiscal year 2019, the compensation consultant created a revenue-based peer group by considering similar-sized public companies, as well as considering industry and company type (i.e., manufacturing and/or technology companies). The Compensation Committee reviewed and approved the peer group. In addition to revenue, other financial factors are considered in evaluating the appropriateness of the peer group including EBITDA, net income, market capitalization, and return on equity.

In creating the recommended peer group, the compensation consultant researched public companies in the technology and/or manufacturing industries with a revenue range approximately one-half to two times the revenue of the Company. The compensation consultant provided various comparison financial data regarding each company included in the recommended peer group, including revenue, EBITDA, net income, market capitalization, and return on equity, as well as statistical summary data for each measure.

The peer group contained 15 public companies in addition to OCC. The peer group used by the compensation consultant for recommendations regarding executive compensation is the same peer group used by the compensation consultant for recommendations regarding non-employee director compensation.

The compensation consultant report to the Compensation Committee for 2019 also included compensation data using published survey data, which uses databases that include both public and non-public companies, for similar-sized manufacturing companies.

The compensation consultant provided data for 2019 regarding ranges of base salary, annual short-term incentive compensation (amounts paid and target awards), and long-term equity incentive compensation, for each of the executive officers.

The compensation consultant also provided similar data and analysis regarding compensation for all members of OCC’s leadership team. The CEO uses this data in establishing compensation levels for members of the senior leadership team. The Compensation Committee reviewed data and advised the CEO regarding compensation for the senior members of the leadership team (the CEO’s direct reports), other than the CFO, whose compensation is set by the Compensation Committee.

As in previous years, for 2020, the Compensation Committee generally targeted executive compensation within a range approximately between the 25th and the 50th percentile of the revenue-based peer group recommended by the compensation consultant.

The Compensation Committee also reviewed data and recommendations of the compensation consultant regarding vesting periods and mix (performance-based vesting and time-based vesting) of long-term share-based compensation.

For fiscal year 2020, the Compensation Committee considered the data and recommendations last provided by the compensation consultant in 2019, and decided on executive compensation levels for the 2020 year, including base salary, annual short-term incentive opportunity, and long-term share-based compensation.

The CEO used a similar approach to decide on compensation levels for the 2020 year for other members of the leadership team (other than the CEO and CFO), using the last published survey data and recommendations provided by the compensation consultant from 2019.

Share-based compensation to executives is issued in accordance with the Optical Cable Corporation Amended and Restated Policy for the Timing of Equity Compensation Grants Under Stock Incentive Plans, adopted by the Compensation Committee and approved by the Board on March 29, 2016. Generally, the Timing Policy anticipates annual equity grants for executives to occur on or about the first business day after January 15 of each year.

The actual number of Common Shares issued to an executive is calculated by using the average closing price per share during the 20 trading dates immediately preceding the first business day after January 15, divided by the dollar value of the share-based compensation to be received by the executive.

During fiscal years 2020 and 2019, the Company did not grant stock awards to employees. The decision to not grant stock awards to employees during fiscal years 2020 and 2019 (which normally would have been granted in January 2020 and 2019) was made by the Compensation Committee upon the recommendation of the CEO.

Similarly, no stock awards were granted to employees in January 2021. The decision to not grant stock awards to employees in January 2021 was made by the Compensation Committee upon the recommendation of the CEO, based on the financial results for fiscal years 2020 and 2019.

The Company has an Equity Ownership and Retention Policy for Employees. The policy is applicable to all employees receiving share-based compensation. The intention of this policy is to ensure members of the leadership team, and other employees receiving share-based compensation have wealth at risk in the Company’s Common Shares, further aligning the interests of the employees with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Employees can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”.

Compensation of Executive Officers

Executive officer compensation is generally comprised of three components: base salary, annual short-term incentive compensation opportunity, and long-term share-based compensation pursuant to the terms of the 2017 Plan. OCC’s fiscal year 2020 was November 1, 2019 to October 31, 2020.

During fiscal years 2020 and 2019, the Company did not grant stock awards to employees, including named executive officers. The decision to not grant stock awards during fiscal years 2020 and 2019 (which normally would have been granted in January 2020 and 2019) was made by the Compensation Committee upon the recommendation of the CEO.

Similarly, no stock awards were granted to employees, including named executive officers, in January 2021. The decision to not grant stock awards to employees in January 2021 was made by the Compensation Committee upon the recommendation of the CEO, based on the financial results for fiscal years 2020 and 2019.

Base Salary

Mr. Wilkin’s annual base salary during fiscal year 2020 was $455,000, an annual base salary rate effective since December 16, 2018. During the period from September 1, 2015 through October 31, 2016, Mr. Wilkin voluntarily reduced his annual base salary to $410,000, a decrease of 7.24% from his base salary of $442,000. This pay reduction was voluntary, did not amend Mr. Wilkin’s employment agreement, and could be prospectively reversed by Mr. Wilkin at his discretion. The pay reduction was ultimately reversed by Mr. Wilkin at the request of the Compensation Committee, effective November 1, 2016. In December 2018, the Compensation Committee awarded Mr. Wilkin a one-time base salary adjustment of $40,000, given Mr. Wilkin’s previous voluntary annual base salary reduction described above and considering the Company’s financial performance in fiscal year 2018. This one-time adjustment was considered to be a lump sum addition to Mr. Wilkin’s base salary, but did not represent an additional increase in his annual base salary for purposes of his employment agreement or for purposes of the Senior Leadership Team Annual Bonus Criteria.

Ms. Smith’s annual base salary during fiscal year 2020 was $290,000, an annual base salary rate effective since December 16, 2018.

Annual Short-term Incentive Opportunity

The Compensation Committee together with the CEO (other than for himself and the CFO), each year establish a Senior Leadership Team Annual Bonus Criteria (the “SLT ABC”) for the members of the senior leadership team. The SLT ABC for fiscal year 2020 set forth quantitative corporate and team goals based on consolidated sales and EBITDA, as well as other goals based on certain team members’ areas of responsibility, and a return on equity target for the CEO. Payment of any compensation under the SLT ABC is subject to a minimum financial performance trigger, and achievement of certain levels of financial performance for the goals established. Compensation earned is levered up or down based on performance relative to the quantitative corporate and team goals, and qualitative goals compared to the bonus criteria.

The quantitative corporate and team goals are established by the Compensation Committee based on the annual budget approved by the Board of Directors. The Board tends to set what it considers to be stretch goals in the budget for purposes of a member of the leadership team earning his or her target annual short-term incentive compensation.

Mr. Wilkin’s annual short-term incentive bonus opportunity for fiscal year 2020 under the SLT ABC was 100% of his base salary as of October 31, 2020. Of the total amount of Mr. Wilkin’s bonus opportunity, 60% was based on an EBITDA goal, 20% was based on a consolidated net sales goal, and 20% was based on return on equity.

Based on the Company’s performance, including the impact of the COVID-19 pandemic, no short-term incentive bonus was paid to Mr. Wilkin for fiscal year 2020.

Ms. Smith’s annual short-term incentive bonus opportunity for fiscal year 2020 under the SLT ABC was 55% of her base salary as of October 31, 2020. Of the total amount of Ms. Smith’s bonus opportunity, 60% was based on an EBITDA goal, 30% was based on a consolidated net sales goal, and 10% was based on her individual performance.

Based on the Company’s performance, including the impact of the COVID-19 pandemic, no short-term incentive bonus was paid to Ms. Smith for fiscal year 2020.

Long-term Equity Incentive Compensation

The Compensation Committee each year considers long-term equity incentive grants under the 2017 Plan (or predecessor stock incentive plans) based on recommendations by the compensation consultant. The Compensation Committee designs share-based compensation to align the financial interests of the leadership team with the interests of the shareholders and to attract and retain key employees. Share-based compensation may be a mix of performance-based vesting and time-based vesting compensation. Share-based compensation awarded in fiscal years 2018 and 2017 was exclusively performance-based vesting compensation.

The Compensation Committee sets a dollar amount of long-term equity incentive compensation for each executive. The actual number of Common Shares issued to a participant is calculated by using the average closing price per share during the 20 trading dates immediately preceding the first business day after January 15, divided by the dollar value of the share-based compensation to be received by the executive.

During fiscal years 2020 and 2019, the Company did not grant stock awards to employees, including named executive officers. The decision to not grant stock awards during fiscal years 2020 and 2019 (which normally would have been granted in January 2020 and 2019) was made by the Compensation Committee upon the recommendation of the CEO.

Similarly, no stock awards were granted to employees, including named executive officers, in January 2021. The decision to not grant stock awards to employees in January 2021 was made by the Compensation Committee upon the recommendation of the CEO, based on the financial results for fiscal years 2020 and 2019.

Summary Compensation Table

The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other named executive officers of the Company whose total salary and bonus exceeded $100,000 for the fiscal year ended October 31, 2020.

For purposes of this table and subsequent tables, fiscal year 2020 means November 1, 2019 through October 31, 2020 and fiscal year 2019 means November 1, 2018 through October 31, 2019.

Summary Compensation Table

Name and Principal Position	Fiscal Years	Annual Salary ($)	Annual Bonus ($)	Restricted Share Awards ($)	All Other Compensation ($)(1)	Total ($)
Neil D. Wilkin, Jr. (2)	2020	$455,000	$—	$—	$19,473	$474,473
Chairman of the Board,	2019	493,375	—	—	18,606	511,981
President and Chief
Executive Officer

Tracy G. Smith	2020	$290,000	$—	$—	$19,568	$309,568
Senior Vice President and	2019	288,750	—	—	18,656	307,406
Chief Financial Officer

(1)

These amounts represent insurance premiums and medical benefits paid or accrued by the Company on behalf of the individual executive officers, the Company’s paid or accrued contributions to the Company’s 401(k) retirement savings plan on behalf of the individual executive officers during the fiscal year and the Company’s paid or accrued contributions to the individual executive officers’ health savings plans during the fiscal year.

(2)

Mr. Wilkin paid to OCC over $46,000 in cash withholding taxes related to restricted shares vesting during fiscal year 2019 to retain vesting restricted shares of OCC, rather than exercising a “net vesting” option to surrender shares (in lieu of paying cash) to satisfy required tax withholding amounts. The withholding tax amount paid in fiscal year 2019 is based on a 22% federal income tax withholding rate and does not include additional federal income taxes actually paid on non-cash income from vesting shares.

Stock Option Grants

The Company has not granted any stock options since June 2002. All unexercised option contracts issued by the Company expired in fiscal year 2012.

Outstanding Equity Awards Table at Fiscal Year End

The following table provides information concerning unvested restricted shares of the Company’s Common Shares held by the named executive officers of the Company as of October 31, 2020:

	Stock Awards

Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)
Neil D. Wilkin, Jr.	27,569	$73,609
Tracy G. Smith	11,884	31,730

(1)	The market value of the stock awards is based on the closing market price of the Company’s Common Shares as of October 31, 2020, which was $2.67.

Stock Option Exercises

All unexercised option contracts issued by the Company expired in fiscal year 2012.

Summary of Equity Compensation Plans

A summary of OCC’s equity compensation plan as of October 31, 2020 follows:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans:
Second Amended & Restated 2011 Stock Incentive Plan	8,165	shares	$—	—	shares
2017 Stock Incentive Plan	176,933	shares	—	362,394	shares
Total	185,098	shares	$—	362,394	shares

(1)

Includes restricted shares that are issued and outstanding, but have not yet vested and are subject to forfeiture. The Company had no outstanding options, warrants, stock appreciation rights or other incentive awards outstanding at October 31, 2020.

The term “shares” in the table above means our Common Shares.

There were no equity compensation awards for employees for fiscal years 2019 and 2020. Equity compensation awards for non-employee directors and a consultant for fiscal year 2020 were granted under the 2017 Plan in May 2020.

The 2017 Plan is used for equity compensation awards for employees, non-employee directors and consultants.

Equity Compensation Plan Information

The Company uses long-term incentive equity grants to provide appropriate share-based incentives to key employees to accomplish the Company’s strategic goals and build long-term shareholder value, to strengthen the desire of such key employees to remain with the Company, and to align the personal financial interests of such key employees with those of the Company’s shareholders. The Compensation Committee believes that equity awards are particularly appropriate in light of the nature of the Company’s business and long-term business plans.

Long-term equity incentive grants are made pursuant to the 2017 Plan, and predecessor stock incentive plans. The Compensation Committee receives recommendations from the President and Chief Executive Officer for employees (other than the President and Chief Executive Officer and the other executive officer) eligible to receive long-term equity incentive grants. The Compensation Committee reviews the recommendations ensuring that proposed long-term equity incentive grants are consistent with accomplishing the Company’s long-term objectives, and approves all long-term equity incentive grants made to employees (proposing and approving long-term equity incentive grants for the President and Chief Executive Officer and the other executive officer). Individual performance and Company performance are considered in awarding long-term incentive equity compensation. The Compensation Committee and the Board believe that the use of stock awards, rather than stock options (for example), tend to be less dilutive to shareholders and also may tend to result in a lower expense to the Company under current U.S. generally accepted accounting principles. No stock options have been awarded since June 2002.

As of October 31, 2020, the Company had 362,394 shares which are available for grant as long-term incentive equity grants under the 2017 Plan.

Effective March 29, 2016, the Compensation Committee of the Board of Directors approved and recommended to the Board, and the Board of Directors adopted, the Optical Cable Corporation Amended and Restated Policy for the Timing of Equity Compensation Grants Under Stock Incentive Plans. Generally, the Timing Policy anticipates annual equity grants for key employees to occur on or about the first business day after January 15.

During fiscal years 2020 and 2019, the Company did not grant stock awards under the 2017 Plan to employees. The decision to not grant stock awards during fiscal years 2020 and 2019 (which normally would have been granted in January 2020 and 2019) was made by the Compensation Committee upon the recommendation of the CEO.

Similarly, no stock awards were granted to employees in January 2021. The decision to not grant stock awards to employees in January 2021 was made by the Compensation Committee upon the recommendation of the CEO, based on the financial results for fiscal years 2020 and 2019.

Equity Ownership and Retention Policy for the Leadership Team

The Company has an Equity Ownership and Retention Policy for Employees. This policy is applicable to all employees receiving long-term equity incentive grants, including each of the named executive officers, certain other members of the Company’s Leadership Team and certain other key employees. This policy requires each Leadership Team member holding a position of vice president or above to accumulate over a set period and retain a minimum value of Common Shares of the Company. For the President and Chief Executive Officer, the requirement is to acquire and hold common shares of Optical Cable Corporation with an aggregate fair market value of no less than five times his then current annual base salary and for the Chief Financial Officer, the requirement is to acquire and hold common shares of Optical Cable Corporation with an aggregate fair market value of no less than three times her then current annual base salary.

This policy also requires all employees receiving long-term equity incentive grants, including each of the named executive officers, other members of the Leadership Team and certain other key employees, to retain minimum percentages of Common Shares of the Company awarded to them under any stock incentive plan. While employed by the Company in the capacity of the Chief Executive Officer or the Chief Financial Officer, he or she shall retain equity in the Company equal to 75% of all equity shares granted to the Chief Executive Officer or Chief Financial Officer pursuant to any equity incentive program of the Company until the minimum equity ownership requirement has been met and maintained. After the minimum equity ownership requirement has been met and maintained, the Chief Executive Officer or the Chief Financial Officer is required to retain at least 50% of all equity shares granted them pursuant to any equity incentive program of the Company.

The intent of this policy is to ensure all employees receiving long-term equity incentive grants have wealth at risk in the Company’s Common Shares, further aligning the interests of the management team and other employees receiving long-term equity incentive grants with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Employees can be found on the Company’s website at www.occfiber.com/investor-relations/ under “Corporate Governance”. The President and Chief Executive Officer and the Compensation Committee evaluate relative to current best practices, and may consider changing from time to time, which members of the leadership team and other employees will be eligible for future long-term incentive equity grants and be subject to the Equity Ownership and Retention Policy for Employees.

Employment Agreements

Neil D. Wilkin, Jr. (Chairman of the Board, President and Chief Executive Officer)

Mr. Wilkin is employed pursuant to an amended and restated employment agreement dated as of April 11, 2011, further amended on December 18, 2012 and March 14, 2014, approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Wilkin is paid an annual base salary, which may be increased periodically, and an annual bonus target equal to 100% of his annual base salary, which may be increased periodically. The bonus target was 100% for fiscal year 2020. The amount of the annual bonus target and the criteria for its award are set forth in the Company’s senior leadership team annual bonus criteria. Mr. Wilkin’s employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the 2017 Plan and any successor stock incentive plans. The initial term of Mr. Wilkin’s amended and restated employment agreement was until October 31, 2014, with the agreement being extended for one year on each November 1, beginning on November 1, 2012, unless the Company or Mr. Wilkin provides the other party with prior written notice of the intention to not renew and extend the agreement. As of November 1, 2020, the current term of Mr. Wilkin’s amended and restated employment agreement shall end on October 31, 2023. Mr. Wilkin’s employment agreement provides for severance compensation under certain circumstances, as described in the employment agreement.

Tracy G. Smith (Senior Vice President and Chief Financial Officer)

Ms. Smith is employed pursuant to an amended and restated employment agreement, dated as of April 11, 2011, further amended on December 18, 2012 and March 14, 2014, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Ms. Smith is paid an annual base salary, which may be increased periodically and an annual bonus target equal to 55% of her annual base salary, which may be increased periodically. The bonus target was 55% for fiscal year 2020. The amount of the annual bonus target and the criteria for its award are set forth in the Company’s senior leadership team annual bonus criteria. Ms. Smith’s employment agreement also anticipates that she will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the 2017 Plan and any successor stock incentive plans. The initial term of Ms. Smith’s amended and restated employment agreement was until October 31, 2014, with the agreement being renewed and extended for one year on each November 1, beginning on November 1, 2012, unless the Company or Ms. Smith provides the other party with prior written notice of the intention to not renew and extend the agreement. As of November 1, 2020, the current term of Ms. Smith’s amended and restated employment agreement shall end on October 31, 2023. Ms. Smith’s employment agreement provides for severance compensation under certain circumstances, as described in the employment agreement.

Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended by the Tax Cuts and Jobs Act, which became effective as of January 1, 2018. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a named executive officer’s compensation that exceeds $1,000,000 per year. The Tax Cuts and Jobs Act modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company. As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former NEOs, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based. Although the Compensation Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation Committee believes that shareholder interests are best served by not restricting the Compensation Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company. The Compensation Committee may in the future authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE

Messrs. Nygren, Weber and Williamson are members of the Audit Committee. Each of the members of the Audit Committee is considered independent under the listing standards of Nasdaq and under the SEC’s audit committee independence standards. Mr. Williamson serves as Chairman of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors. A copy of the charter is available on the Company’s website at http://www.occfiber.com/investor-relations/. The charter was last amended effective September 7, 2018.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, Brown, Edwards & Company, L.L.P., is responsible for planning and performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), forming and expressing an opinion about whether the consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, and the issuance of their auditors’ report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Committee matters required to be communicated by applicable auditing standards.

These discussions included, among other things:

•

the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in the Company’s consolidated financial statements;

•	the critical accounting policies and practices used by the Company;

•

any alternative treatments within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm;

•	methods used to account for significant or unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the firm’s conclusions regarding the reasonableness of these estimates;

•	any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the consolidated financial statements;

•	any audit adjustments and any uncorrected consolidated financial statement misstatements; and

•	other material written communications between the independent registered public accounting firm and management.

The independent registered public accounting firm also communicated to the Audit Committee in writing any relationships between the independent registered public accounting firm and the Company and persons in financial reporting oversight roles at the Company and provided confirmation of their independence with respect to the Company as required under PCAOB Rules and relevant professional and regulatory standards.

The Company is required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 (“Section 404(a)”). Section 404(a) requires: (i) the Company’s management to state its responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting, and (ii) the Company’s management to assess at the end of each fiscal year the effectiveness of the Company’s internal control structure and procedures for financial reporting.

The Company’s management team engaged its independent registered public accounting firm to assist with Section 404(a) compliance. Specifically, the independent registered public accounting firm performed testing of the effectiveness of certain key aspects of the Company’s internal control structure and procedures for financial reporting. The Company’s management team completed its required assessment of the Company’s internal control structure and procedures for financial reporting as of October 31, 2020. The Audit Committee has been involved in the appropriate oversight of management’s Section 404(a) compliance program.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management regarding the audited consolidated financial statements and of the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted,

John B. Williamson, III,

Chairman of the Audit Committee

John A. Nygren,

Member of the Audit Committee

Craig H. Weber,

Member of the Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees

The following table sets forth the amount of fees billed or expected to be billed for services rendered by Brown, Edwards & Company, L.L.P., the Company’s independent registered public accounting firm, for the fiscal years ended October 31, 2020 and 2019:

	2020	2019
	Amount	Amount
Audit fees (1)	$189,088	$190,394

Tax fees (2)	18,175	18,885

All other fees (3)	16,800	16,849

Total fees	$224,063	$226,128

(1)	Audit fees include annual financial statement audit and limited quarterly review services in 2020 and 2019.

(2)	Tax fees include income tax provision review and federal tax return review in 2020 and 2019.

(3)	All other fees include benefit plan audit and limited internal control test work.

Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

As stated in the Audit Committee charter, the Audit Committee must pre-approve all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. During fiscal year 2020, the Audit Committee pre-approved all of the services provided by Brown, Edwards & Company, L.L.P. The Audit Committee has considered the provisions of all non-audit services by Brown, Edwards & Company, L.L.P. and has determined that the services are compatible with maintaining Brown, Edwards & Company, L.L.P.’s independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended October 31, 2020, the Company incurred fees associated with consulting services provided by Mr. Holland, a member of the Company’s Board of Directors, totaling $35,505 for various engineering projects. Additionally, during the fiscal year ended October 31, 2020, the Company sold certain items to Mr. Frazier, a member of the Company’s Board of Directors, at fair market value and in arms-length transactions, in exchange for approximately $500.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the annual meeting or properly before the meeting other than those matters referred to in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment.

NOMINATIONS AND PROPOSALS BY SHAREHOLDERS FOR 2022 ANNUAL MEETING

The Company’s bylaws, and in certain cases U.S. securities laws and the rules and regulations thereunder, including Rule 14a-8, prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting and if desired, to have such proposals included in the Company’s proxy statement. The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. In addition, no proposal will be included in any proxy statement of the Company unless the shareholder submitting a proposal to be included in the proxy statement follows the procedures outlined below. A copy of the bylaws may be obtained without charge, upon written request to Ms. Tracy G. Smith, Corporate Secretary, Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

Proposals for Inclusion in the Company’s Proxy Statement

Shareholder proposals to be included in the proxy statement for the Company’s annual meeting of shareholders in 2022 must be received by Ms. Tracy G. Smith, Corporate Secretary, Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder must submit the proposal not less than 120 calendar days before the one year anniversary of the date on which the previous year’s annual meeting proxy statement was first sent or given to shareholders.

Nominations and Proposals not Included in the Company’s Proxy Statement but Intended to be Brought Before the Company’s Annual Meeting

Shareholder proposals not included in the proxy statement for the Company’s annual meeting of shareholders in 2022 must be received by Ms. Tracy G. Smith, Corporate Secretary, Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Pursuant to the Company’s bylaws, shareholder proposals to be presented at the Company’s 2022 annual meeting of shareholders must be received not less than 120 days nor more than 150 days before the date of the anniversary of the immediately preceding annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

ANNUAL REPORT

A copy of the Company’s annual report for the fiscal year ended October 31, 2020, including the financial statements and notes thereto, is being mailed to the shareholders of record along with this proxy statement and is also available on the Company’s website at www.occfiber.com/investor-relations/ under “Proxy Materials”. The annual report is not incorporated by reference in this proxy statement and is not considered to be part of the proxy material.

FURTHER INFORMATION

The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company’s annual report on Form 10-K, including the financial statements and notes thereto, required to be filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act for the Company’s fiscal year ended October 31, 2020. These materials are available on-line at www.occfiber.com/investor-relations/ under “Proxy Materials”. You may also call the Company toll free at 1-800-622-7711, e-mail the Company at investorrelations@occfiber.com or write to the Company at 5290 Concourse Drive, Roanoke, Virginia 24019, attention Ms. Tracy G. Smith, Corporate Secretary, to receive a free copy of the proxy materials. Additionally, the Company’s SEC filings are available to the public on the SEC Internet site (www.sec.gov).

Upon request, the Company will also furnish any other exhibit of the annual report on Form 10-K upon advance payment of reasonable out-of-pocket expenses of the Company related to the Company’s furnishing of such exhibit. Requests for copies of any exhibit should be directed to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Ms. Tracy G. Smith, Corporate Secretary.

By Order of the Board of Directors

Tracy G. Smith Corporate Secretary

Date: February 26, 2021

OPTICAL CABLE CORPORATION

Proxy Solicited on Behalf of the Board of Directors of Optical Cable

Corporation for the Annual Meeting of Shareholders to be Held March 30, 2021

 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL AND VOTING:

The Notice of Meeting, proxy statement and proxy card are available at www.occfiber.com/investor-relations/ under “Proxy Materials”.

You may vote by one of the following methods:

(1)	completing, signing and returning promptly the enclosed proxy in the envelope provided;
(2)	going online to http://www.proxyvote.com, as appropriate, and following the online instructions; or
(3)	in person if you so desire even if you have previously sent in your proxy or voted online.

The method by which you vote last will be the vote the Company counts.

If you intend to vote by using this proxy card, please sign, date and mail your proxy card in the envelope provided as soon as possible.

The undersigned appoints Neil D. Wilkin, Jr. and Tracy G. Smith, or either of them, with full power of substitution, to attend the annual meeting of shareholders of Optical Cable Corporation (the “Company”) on March 30, 2021, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and proxy statement.

1.	Election of Directors
	☐	FOR the SIX nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to Vote for the SIX nominees listed below

Nominees: Neil D. Wilkin, Jr.; Randall H. Frazier; John M. Holland; John A. Nygren; Craig H. Weber and John B. Williamson III.

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below)

2.	To ratify the appointment of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm for the Company for fiscal year 2021.

	☐	FOR this proposal	☐	AGAINST this proposal	☐	ABSTAIN

3.	Non-binding advisory vote to approve named executive officer compensation.

	☐	FOR this proposal	☐	AGAINST this proposal	☐	ABSTAIN

4.	In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY.
Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

Shareholder’s Signature

Joint Holder’s Signature (if applicable)
Date:

When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees of the Board of Directors in the election of Directors, FOR proposal 2 above, FOR proposal 3 above, and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear above.